                                                                      Exhibit 12

               ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES






                                                             Year Ended Dec. 31,
                                           1994(1)      1995(2)      1996(2)       1997(2)       1998(2)
                                     ------------  ------------  -----------  ------------  ------------
Earnings:

Net Income from Continuing
Operations                             $  37,217     $  37,766     $  48,147    $   44,938     $  44,967

Federal Income Tax                        20,379        23,372        25,705        22,316        22,502

Fixed Charges                             35,648        34,911        33,509        34,905        36,453
                                       ---------     ---------     ---------    ----------    ----------
   Total Earnings Available           $  93,244     $  96,049     $ 107,361    $  102,159     $  103,922
                                       =========     =========     =========    ==========    ==========
FIXED CHARGES:

Interest on Long-Term Debt            $  29,553     $  26,620     $  24,221    $   23,215      $  23,867

Amortization of Debt Expense,
Discount and Premium                       1,244         1,394         1,462         1,521         1,137

Other Interest                             3,088         4,908         5,748         8,233         9,449

Interest Factor on Rental Expense          1,763         1,989         2,078         1,936         2,000
                                       ---------     ---------     ---------    ----------     ---------
   Total Fixed Charges                 $  35,648     $  34,911     $  33,509    $   34,905     $  36,453
                                       =========     =========     =========    ==========    ==========
Ratio of Earnings to Fixed
Charges (3)                                 2.62          2.75          3.20          2.93          2.85
                                       ---------     ---------     ---------    ----------    ==========



(1) Financial results for 1994 are based on historical data and have not been restated to reflect discontinued operations of the Norstar Partnership.



(2) Effective August 1, 1997, the accounts receivable, with certain exceptions, and contracts with customers and related agreements of the NORSTAR Partnership were sold. In accordance with Accounting Principles Board Opinion No. 30, the consolidated financial statements of the Company have reported the results of the NORSTAR Partnership as "Discontinued Operations." Additional information regarding the NORSTAR Partnership is included in the Company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, which information is incorporated by reference in this document.



(3) The ratio for 1994 is calculated on a historical basis and has not been restated to reflect discontinued operations of the NORSTAR Partnership. For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.